                                                            Exhibit 99.1
[Logo]

CONTACT:

DEBRA L. NELSON
CHIEF FINANCIAL OFFICER
IBIS TECHNOLOGY CORPORATION
(978) 777-4247

FOR IMMEDIATE RELEASE
---------------------

                     IBIS TECHNOLOGY ANNOUNCES PROFITABLE
                      THIRD QUARTER AND FIRST NINE MONTHS

DANVERS, MA, October 27, 1999 -- Ibis Technology Corporation (NASDAQ: IBIS), a leading manufacturer and supplier of SIMOX-SOI (Separation by IMplantation of OXygen / Silicon-On-Insulator) implantation equipment and wafers to semiconductor manufacturers, today announced its financial results for the third quarter and nine months ended September 30, 1999. Results for the quarter reflect the typical industry adoption cycle of a new technology such as SIMOX-SOI which can result in fluctuations in quarterly revenues and profits.

Revenues for the third quarter ended September 30, 1999 were $4,682,000, slightly less than the $4,888,000 reported in the comparable 1998 quarter. For the first nine months of 1999, total revenues increased approximately 20 percent to $14,237,000 from $11,888,000 reported for the first nine months of 1998. The increase in revenues for the first nine months was due to increased equipment revenue and customer demand for SIMOX-SOI wafers.

Net income for the 1999 third quarter was $287,000 or $0.03 per share, compared to $95,000, or $0.01 per share, in the similar period a year ago. For the nine months ended September 30, 1999, net income was $781,000, or $0.10 per share, compared to a net loss of $729,000, or $0.11 per share, a year ago. The per share numbers reflect in part the Company's public offering of 1,000,000 shares of Common Stock in August 1999.

Martin J. Reid, President and Chief Executive Officer of Ibis Technology Corporation, stated: "In the first nine months we experienced an increase in wafer requirements from our main wafer customers who are manufacturing integrated circuits or optical receivers on SIMOX-SOI. We continue to see declarations by major industry players, such as IBM, Motorola and Compaq, announcing their intent to use SOI in future products. At the Microprocessor Forum, IBM disclosed plans to produce a 64 bit processor, called Power4, that will be made with copper interconnects and SOI. According to IBM, the Power4 will intergrate two 1GHz (1000 MHz) processors on a single chip. IBM stated that Power 4 based AS/400 and RS6000 servers are planned for introduction in the second half of 2001.

Mr. Reid continued: "Going forward, we remain encouraged about the prospects for Ibis Technology. We believe that our current major customers will persist in leading the way, but we are also pursuing opportunities with new customers. Internally, we are continuing to make strategic investments in personnel, research and development, and increased manufacturing

                               --MORE--
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IBIS TECHNOLOGY CORPORATION
OCTOBER 27, 1999
PAGE TWO

capabilities for both implanters and wafers in order to serve the growing demand for SIMOX-SOI wafers. We will also accelerate the pace of our new product development, particularly our next generation oxygen implanter and Advantox-Registered Trademark- line of SIMOX-SOI wafer products.

SIMOX-SOI wafers are Silicon-On-Insulator wafers that enable the production of integrated circuits which the Company believes offer significant advantages over circuits constructed on conventional silicon or epitaxial wafers. These advantages include improved microprocessing speed, reduced power consumption and higher temperature operation. Ibis' SIMOX-SOI implantation equipment consists of advanced proprietary high current Ibis 1000 oxygen implanters.

ABOUT IBIS TECHNOLOGY
Ibis Technology Corporation is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California. The Company is a premier manufacturer and supplier of SIMOX-SOI implantation equipment and wafers for the worldwide semiconductor industry.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the intent of major industry players, including the Company's current major customers and potential new customers, to use SOI in future products, the Company's ability to make strategic investments in personnel, research and development and increased manufacturing capabilities and to accelerate the pace of new product development. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, the impact of the Year 2000 issue, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

                                   --MORE--

                        --STATISTICAL TABLES FOLLOW--



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IBIS TECHNOLOGY CORPORATION
OCTOBER 27, 1999
PAGE THREE


                          IBIS TECHNOLOGY CORPORATION
                  CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)



                                             3RD QUARTER ENDED           9 MONTHS ENDED
                                               SEPTEMBER 30,              SEPTEMBER 30,
                                               -------------              -------------
                                            1999         1998           1999          1998
                                            ----         ----           ----          ----

Product sales                         $ 1,322,000    $  445,000    $ 3,970,000    $ 2,463,000

Contract and other revenue                155,000       266,000        555,000        934,000

Equipment revenue                       3,205,000     4,177,000      9,712,000      8,491,000
                                      -----------    ----------    -----------    -----------

  Total revenue                         4,682,000     4,888,000     14,237,000     11,888,000
                                      -----------    ----------    -----------    -----------

Cost of product sales                   1,122,000     1,047,000      3,509,000      3,618,000

Cost of contract and other revenue        139,000       231,000        362,000        815,000

Cost of equipment revenue               2,384,000     2,600,000      6,937,000      5,468,000
                                      -----------    ----------    -----------    -----------

  Gross profit                          1,037,000     1,010,000      3,429,000      1,987,000

  Operating expenses                    1,057,000     1,025,000      3,246,000      3,118,000
                                      -----------    ----------    -----------    -----------

Income (loss) from operations             (20,000)      (15,000)       183,000     (1,131,000)

Other income                              307,000       110,000        598,000        402,000
                                      -----------    ----------    -----------    -----------

Net income (loss)                     $   287,000    $   95,000    $   781,000    $  (729,000)
                                      -----------    ----------    -----------    -----------
                                      -----------    ----------    -----------    -----------

Net income (loss) per share

  Basic                               $     0.04     $    0.01     $     0.11     $    (0.11)

  Diluted                             $     0.03     $    0.01     $     0.10     $    (0.11)

Weighted average number of shares

 used in per share calculation

  Basic                                 7,643,845     6,786,416      7,162,780      6,732,314

  Diluted                               8,224,887     7,061,658      7,624,525      6,732,314


                                   --MORE--


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IBIS TECHNOLOGY CORPORATION
OCTOBER 27, 1999
PAGE FOUR



                           IBIS TECHNOLOGY CORPORATION
                            CONDENSED BALANCE SHEETS



                                            SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                            ------------------    -----------------
                                               (UNAUDITED)

Assets
Current assets:
  Cash and cash equivalents ..............     $34,550,000          $12,819,000
  Accounts receivable ....................       6,656,000              547,000
  Unbilled revenue .......................       2,358,000            2,448,000
  Inventories ............................       3,361,000            3,121,000
  Other current assets ...................          39,000              152,000
                                               -----------          -----------
                                                46,964,000           19,087,000
Property and equipment ...................       4,769,000            5,076,000
Other assets .............................         144,000              144,000
                                               -----------          -----------
                                               $51,877,000          $24,307,000
                                               -----------          -----------
                                               -----------          -----------

Liabilities and Stockholders' Equity
Current liabilities:
  Capital lease obligation, current ......     $   105,000          $   507,000
  Accounts payable and other
    current liabilities ..................       2,739,000            1,748,000
                                               -----------          -----------
                                                 2,844,000            2,255,000
  Capital lease obligation, long-term ....          32,000               40,000
  Other liabilities ......................       1,281,000            1,404,000
  Stockholders' equity ...................      47,720,000           20,608,000
                                               -----------          -----------
                                               $51,877,000          $24,307,000
                                               -----------          -----------
                                               -----------          -----------


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